TECHNOLOGY LICENSING AGREEMENT

ADDENDUM #2

Whereas Verdisys and Mr. Landers have signed a Licensing Agreement April 25, 2003, and

Whereas both parties wish to execute a second amendment to the Licensing Agreement, and

     Whereas Verdisys’ performance of the following payment terms will constitute a full and complete settlement of all monies outstanding on the original License Fee to Mr. Landers, and

     Whereas all terms and conditions of the Licensing Agreement are still valid except as specifically agreed to in sections 1 through 5 below:

In consideration of the present needs and financial condition of Verdisys and the cash flow demands on Mr. Carl Landers, the parties agree to amend to the Licensing Agreement as follows:

1.	Verdisys will issue to Mr. Landers, at no cost to him, 300,000 new shares of common stock and $500,000.00 in cash. Such new shares shall become capable of being traded upon SEC declaration of effectiveness of the Verdisys SB-2 filing. All brokerage commissions and related expenses shall be borne by Verdisys provided that a discount broker is employed, or up to a maximum cost of 1% of sales value if a full service broker is used. Mr. Landers agrees that he will sell any and all shares according to the Verdisys, Inc. Insider Trading Policy and in such a way as to not adversely affect the trading value of the Verdisys stock.
2.	This agreement shall become effective upon receipt of the payment by Mr. Landers in the amount of $100,000.00, immediately following execution of this agreement, both of which shall occur no later than February 27, 2004. Verdisys also agrees to pursue a financing plan to raise $5 million and to pay the balance of $400,000.00 immediately following the first successful raise of new monies into the Company. In the event Verdisys finds it unnecessary or is unable to raise new monies, the $400,000.00 payment is due and payable no later than
May 15, 2004. The failure of Verdisys to make the $400,000.00 payment no later than May
15, 2004, shall result in the revocation of this Amendment #2, and the termination of the
License Agreement. During the period of the financing effort, Verdisys agrees to provide regular written or e-mailed updates to Mr. Landers.
3.	Under this amendment, these payments totaling $500,000.00 will be considered as the initial
License Fee payments and as such will be under the same provision set forth in 3-E of the
License Agreement with no change.
4.	All other terms and conditions of the 2003 License Agreement, including the $500,00 per well payment provision and the grant back provisions for future developments, enhancements or improvements to the technology, will continue in full force and effect.
5.	In the event that Verdisys fails to perform under this agreement, the License is hereby terminated under the Licensing Agreement provision 3-E.

DATE:	February 25, 2004

ACCEPTED ON BEHALF OF MR. LANDERS
		/s/	Carl Landers

Carl Landers
DATE:	February 24, 2004

ACCEPTED ON BEHALF OF VERDISYS
		/s/	John O’Keefe [CFO]for

David Adams, COO